Exhibit 99.1

Kopin Reports First-Quarter 2009 Financial Results

-- Military Display Revenues Increase 57% Year-over-Year

-- Gross Margin Improves 400 Basis Points to 29%

-- $104.1 Million in Cash and Marketable Securities, No Long-term Debt

-- Company Provides Revenue Outlook for Full-Year 2009

TAUNTON, Mass.--(BUSINESS WIRE)--April 27, 2009--Kopin Corporation (NASDAQ: KOPN) today reported financial results for the three months ended March 28, 2009.

Financial Highlights

Total revenues declined approximately 26% to $21.5 million for the first quarter of 2009 from $29.2 million for the comparable period of 2008. The decrease was primarily attributable to global economic conditions and Kopin’s decision to transition its display business from low-margin consumer electronics to higher-value military, industrial and consumer applications. Gross margin for the first quarter of 2009 improved to 29% of net product revenues, compared with 25% for the same period of 2008, reflecting increased sales of displays for military applications in the 2009 period.

Net income for the first quarter of 2009 was $1.9 million, or $0.03 per diluted share, compared with net income of $1.0 million, or $0.01 per diluted share, for the first quarter of 2008. The first quarter of 2009 included a non-cash impairment charge of approximately $0.9 million related to corporate debt securities and $0.9 million of gains related to foreign currency fluctuations. Kopin also recorded a $2.6 million gain from the sale of certain patents which the Company no longer uses.

As of March 28, 2009, Kopin had cash and marketable securities of $104.1 million, an increase of approximately $4.0 million from December 27, 2008, and no long-term debt.

“We have successfully navigated what we anticipate will be the most challenging quarter of 2009,” said Dr. John C.C. Fan, Kopin’s president and chief executive officer. “While the macroeconomic environment contributed to lower overall top-line results in the first quarter, revenue from military display products continued to climb. CyberDisplay revenues from military applications, which grew approximately 57% over the first quarter of 2008, were driven primarily by our participation in the U.S. Army’s Thermal Weapon Sight programs. We expect these programs to continue to ramp production in 2009.”

CyberDisplay Products

CyberDisplay revenues decreased approximately 14% to $14.6 million for the first quarter of 2009 from $17.1 million for the comparable period of 2008. Military display revenues increased by $4.0 million, while revenues from consumer electronics and video eyewear displays decreased by $3.9 million and $1.3 million, respectively. Lower consumer electronics display revenues resulted from Kopin’s previously announced strategy to reduce its emphasis on lower-margin camcorder and digital camera viewfinders and transition toward military and industrial applications as well as certain higher-margin consumer electronics. The decline in revenues from eyewear applications reflected the impact of the economic recession.

The following table reflects Kopin’s CyberDisplay revenues by product category:

($ in millions)	Three Months Ended
	March 28, 2009	March 29, 2008
Military Applications	$ 11.3	$ 7.2
Consumer Electronics Applications	2.2	6.2
Eyewear Applications	0.4	1.7
Research & Development	0.7	2.0
Total	$14.6	$17.1

III-V Products

III-V product revenues decreased to $6.9 million for the first quarter of 2009 from $12.1 million for the comparable period of 2008. Kopin believes the decline in III-V revenue stemmed from the overall decrease in global wireless handset sales and limited sales visibility, which prompted aggressive inventory reduction by customers during the quarter.

Share Repurchase Program

As previously announced, in December 2008 Kopin’s Board of Directors approved a share repurchase program authorizing the Company to purchase up to $15 million of its common stock. Kopin plans to buy shares in the open market or through privately negotiated transactions from time to time, subject to market conditions and other factors and in compliance with applicable legal requirements. The plan does not obligate Kopin to acquire any particular amount of common stock, and can be suspended at any time at the Company’s sole discretion. During the first quarter of 2009 the Company repurchased 481,824 shares for approximately $887,000.

Business Outlook

For full-year 2009, Kopin forecasts total revenues in the range of $90 million to $110 million. Although the global economic slowdown is expected to result in lower revenues from commercial and industrial products, the Company expects its military display revenues to increase year-over-year in 2009. Kopin’s forecast is based on discussions with customers and its assumptions about the prolonged duration of the economic situation and not on firm non-cancellable purchase orders.

“While this deep economic recession presents unique challenges, we believe that our unyielding commitment to technology innovation and new product development, coupled with our strong financial position, will enable us to extend our leadership in core markets and broaden our reach into new applications where our III-V and CyberDisplay products provide customers with a distinct competitive advantage. We are optimistic about our prospects,” Dr. Fan said.

First-Quarter Conference Call

In conjunction with its first-quarter 2009 financial results, Kopin will host a teleconference call for investors and analysts at 10:00 a.m. ET today. To hear the conference call, please dial (877) 407-5790 (U.S. and Canada) or (201) 689-8328 (International). The call also will be available as a live and archived audio webcast on the "Investors" section of the Kopin website, www.kopin.com.

About Kopin

Kopin Corporation produces lightweight, power-efficient, ultra-small liquid crystal displays and III-V products, including heterojunction bipolar transistors (HBTs), that are revolutionizing the way people around the world see, hear and communicate. Kopin has shipped more than 30 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The Company's HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display and III-V technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

CyberDisplay and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company™

Safe Harbor Statement

Statements in this news release may be considered "forward-looking" statements under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including without limitation, statements made relating to our outlook for revenue from military, commercial and industrial products; our expectation that the first quarter of 2009 will be our most challenging quarter; our expectation that the U.S. Army's Thermal Weapon Sight programs will continue to ramp production in 2009; our expectation that 2009 revenues will be in the range of $90 million to $110 million; our belief that the decline in III-V revenue stemmed from the overall decrease in global wireless handset sales and limited sales visibility; our plan to buy back shares of our common stock in the open market; our expectation that military display revenues will increase year-over-year in 2009 and our belief that our ability to use technology innovation, new product development and our strong financial position will enable us to extend our leadership in core markets and broaden our reach into new applications. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the potential that: the remaining quarters of 2009 will be more challenging than Kopin anticipates; the U.S. Army's Thermal Weapon Sight programs will not continue to ramp production in 2009 or if they do the Company will be unable to produce the product for these programs; the Company's 2009 revenue expectations will turn out to be wrong; manufacturing, marketing or other issues may prevent either the adoption or rapid acceptance of products; the Company will be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may not be successful; the Company could experience the loss of significant customers; costs to produce the Company's microdisplay and HBT products will increase significantly, or that yields will decline; military programs or funding for military programs involving Kopin's products will be delayed or cancelled; the Company's military and commercial customers might be unable to ramp production volumes of its products, or that the Company's product forecasts will turn out to be wrong; manufacturing delays, technical issues, economic conditions or external factors may prevent the Company from achieving its financial guidance; potential claims or liability could arise as a result of the Company's restatement of its financial statements; the Company could have additional write-downs of its equity investment or charges related to its investments in other companies, including KTC; and other risk factors and cautionary statements listed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 27, 2008, and the Company's subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended

	March 28, 2009	March 29, 2008

Revenues:
Product revenues	$20,586,911	$27,015,881
Research and development revenues	888,789	2,149,291
	21,475,700	29,165,172
Expenses:
Cost of product revenues	14,610,281	20,332,271
Research and development	3,151,398	5,033,374
Selling, general and administrative	4,452,893	3,843,278
	22,214,572	29,208,923

Loss from operations	(738,872)	(43,751)
Other income and (expense):
Interest and other income	4,191,886	1,391,665
Other expense	(935,672)	(9,100)
	3,256,214	1,382,565

Income before provision for income taxes, net income of noncontrolling interest and equity loss in unconsolidated affiliate	2,517,342	1,338,814

Provision for income taxes	(269,000)	(211,000)

Income before net income of noncontrolling interest and equity loss in unconsolidated affiliate	2,248,342	1,127,814

Equity loss in unconsolidated affiliate	(148,642)	(23,861)

Income before net income of noncontrolling interest	2,099,700	1,103,953

Net income attributable to noncontrolling interest	(184,129)	(153,718)

Net income	$1,915,571	$950,235

Net income per share:
Basic	$0.03	$0.01
Diluted	$0.03	$0.01

Weighted average number of common shares outstanding:
Basic	68,152,946	67,741,957
Diluted	68,524,533	67,746,937

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	March 28, 2009	December 27, 2008
ASSETS
Current assets:
Cash and marketable securities	$104,056,727	$100,015,991
Accounts receivable, net	14,355,288	19,604,716
Inventory	13,364,978	13,269,486
Prepaid and other current assets	1,704,928	1,366,968

Total current assets	133,481,921	134,257,161

Equipment and improvements, net	18,060,314	19,359,874
Other assets	6,172,473	6,060,460

Total assets	$157,714,708	$159,677,495

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,763,177	$8,736,996
Accrued expenses	5,342,079	5,551,156
Billings in excess of revenue earned	2,965,198	3,127,923

Total current liabilities	16,070,454	17,416,075

Lease commitments	876,007	866,965

Total Kopin Corporation stockholders' equity	138,029,086	138,481,936
Noncontrolling interest	2,739,161	2,912,519
Total stockholders' equity	140,768,247	141,394,455
Total liabilities and stockholders' equity	$157,714,708	$159,677,495

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Chief Financial Officer
Richard_Sneider@kopin.com
or
Sharon Merrill Associates, Inc.
Scott Solomon, 617-542-5300
Vice President
ssolomon@investorrelations.com